Exhibit 4.11

DATED                                                       December 4th                                                                                      2002

WCRS LIMITED

AND

THIERRY MEYER

2001 DIRECTORSHIP AGREEMENT

Lewis Silkin
12 Gough Square
London
EC4A 3DW

T: 020 7074 8000
Ref: JPR/65475.1

THIS AGREEMENT is made the 4th day of December 2002

BETWEEN:-

(1)       WCRS LIMITED (Company Number 1737774) whose registered office is at 5 Golden Square, London W1R 4BS (the “Company”).

(2)       THIERRY MEYER of 35 rue Paul Lauters, 1050 Brussels, Belgium (the “Director”).

WHEREAS:-

This Agreement records the terms upon which the Director provided services to the Company during calendar year 2001.

NOW IT IS HEREBY AGREED as follows:-

1          DEFINITIONS

1.1      In this Agreement the following expressions have the following meanings:-

“the Board”

means the Board of Directors of the Company (or any Director or Committee of Directors authorised by the Board of Directors of the Company);

“Confidential Information”

means all confidential information relating to the organisation, finances, methods, designs, research results, technology and business activities, of and concerning the Company and its clients;

“Group”

means the Company and its holding companies, subsidiaries and associated undertakings for the time being and from time to time defined in accordance with Sections 736 and 736A, Companies Act 1985.

2          PERIOD OF AGREEMENT

2.1      This Agreement records the agreement of the Company and the Director as to the terms upon which the Director provided services to the Company during calendar year 2001. Save for those provisions expressed to continue in force after the termination of this Agreement, which shall be deemed to have taken place on 31 December 2001, this Agreement is entered into for record purposes only.

3          DIRECTOR’S SERVICES

3.1      The Director agreed to perform certain duties on behalf of the Company on and subject to the terms of this Agreement. Such duties included the following:-

3.1.1   Active involvement in international client relationships with Continental Europe.

3.2      It was agreed that the Director would spend at least 10 working days in the exclusive performance of his duties hereunder during 2001. The Company acknowledges the compliance by the Director with this sub-clause 3.2.

4          FEES

4.1      The Company agreed to pay to the Director a fee of £40,000 following completion of the performance of his duties, receipt of which the Director acknowledges.

4.2      It was agreed that the fee payable pursuant to sub-clause 4.1 above would be paid subject to deduction of United Kingdom taxation in such amounts as the Company considered properly payable.

5          ANNUAL REVIEW OF DUTIES

5.1      It was agreed that this Agreement, the duties and the fee of the Director should be reviewed annually by the Board who should be at liberty (in their absolute discretion) to:-

5.1.1   terminate this Agreement (such termination to be without any liability to pay compensation to the Director for loss of office, breach of contract or otherwise);

5.1.2   review and if necessary determine a revised fee payable pursuant to Clause 4;

5.1.3   prescribe additional duties or vary or terminate such existing duties as the Board may determine; and

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5.1.4   alter the number of days per year to be spent by the Director in the performance of his duties hereunder.

6          EXPENSES

6.1      The Company should (on the presentation of invoices or vouchers or other evidence of actual payment) reimburse the Director for all expenses reasonably incurred by the Director in or about the discharge of his duties under this Agreement.

7          DISCLOSURE

7.1      The Director agreed at any time upon request to give to the Board and its auditors for the time being all such information, explanations, data and assistance as they require in connection with the Company’s business.

8          CONFIDENTIAL INFORMATION

8.1      The Director agreed, both during the term of this Agreement and at all times after its termination, to keep confidential and not (except as authorised or required for the purposes of this Agreement) to use or disclose to any person or attempt to use or disclose any of the Confidential Information.

8.2      The restrictions in this clause do not apply to information which the Director establishes:-

8.2.1   is known to the Director at the date of disclosure as evidenced from his written records;

8.2.2   was before the date of disclosure acquired by the Director in good faith from an independent third party; or

8.2.3   has in its entirety become public knowledge otherwise than in breach of that restriction.

8.3      All records in any medium (whether written, computer readable or otherwise) including accounts, documents, drawings and other papers including private notes concerning the Company and all copies and extracts of them made or acquired by the Director in the course of this Agreement are the property of the Company, and the Director shall:-

8.3.1   use them only for the purposes of the Company; and

8.3.2   return them to the Company on demand at any time.

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9          NO EMPLOYMENT

9.1      Nothing contained in this Agreement shall be construed or interpreted as evidencing the relationship of employer and employee between the Company and the Director.

10        CHOICE OF LAW

10.1    This Agreement shall be governed by and construed in accordance with English Law and the parties submit to the jurisdiction of the Courts of England.

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IN WITNESS whereof the parties have executed this Agreement as an agreement under hand the day and year first above written.

SIGNED by	)
for and on behalf of	)
WCRS LIMITED	) /s/ signature illegible
acting by:	) Director

SIGNED by	)
THIERRY MEYER	) /s/ THIERRY MEYER

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